EXHIBIT 3.4

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

 OF

1ST UNITED BANCORP, INC.

 AUTHORIZING

 FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES C

          1st United Bancorp, Inc., a corporation organized and existing under the laws of the State of Florida (the “Issuer”), in accordance with the provisions of Section 607.0602 of the Florida Business Corporation Act (the “Act”), hereby certifies:

          The board of directors of the Issuer (the “Board of Directors”), in accordance with the amended and restated articles of incorporation and bylaws of the Issuer and applicable law, authorized, adopted, and approved on February 23, 2009, the following resolution on creating a series of 10,000 shares of Preferred Stock of the Issuer designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series C.”

          RESOLVED, that pursuant to the provisions of the amended and restated articles of incorporation and the bylaws of the Issuer and applicable law, the amended and restated articles of incorporation of the Issuer are hereby amended such that a series of Preferred Stock, no par value per share, of the Issuer be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

          Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Issuer a series of preferred stock designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series C” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 10,000 shares.

          Part 2. Standard Provisions. The Standard Provisions contained in Schedule A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of these amended and restated articles of incorporation to the same extent as if such provisions had been set forth in full herein.

          Part 3. Definitions. The following terms are used in these amended and restated articles of incorporation (including the Standard Provisions in Schedule A hereto) as defined below:

          (a)        “Common Stock” means the common stock, par value $.01 per share, of the Issuer.

          (b)       “Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

            (c)     “Issuer” means 1st United Bancorp, Inc.

          (d)       “Junior Stock” means the Common Stock and any other class or series of stock of the Issuer the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer.

            (e)     “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

            (f)      “Minimum Amount” means $2,500,000.

          (g)       “Parity Stock” means any class or series of stock of the Issuer (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer (in each case without regard to whether dividends accrue cumulatively or non-cumulatively). Without limiting the foregoing, Parity Stock shall include the Issuer’s Series B Non-Cumulative Perpetual Preferred Stock.

          (h)     “Signing Date” means the Original Issue Date.

          Part 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

          Part 5. Approval of Amendment. The foregoing amendment to the Corporation’s articles of incorporation was duly adopted by the Board of Directors on February 23, 2009, pursuant to Section 607.0602 of the Act.